Exhibit 3.1

Amended	2/21/85	6/15/00
	6/19/86	9/13/01
	7/07/88	9/20/01
	6/14/90	12/13/01
	6/18/92	12/12/02
	12/8/93	12/9/04
	6/09/94	2/15/07
	9/19/96	6/7/07
	1/01/97	2/21/08
	3/20/97	6/11/08
	6/19/97	3/10/11
	9/18/97	6/13/13
	9/17/98	6/12/14
	6/17/99	3/10/16
	9/16/99	12/11/20
	2/17/00	6/15/22

NATIONAL FUEL GAS COMPANY

BY-LAWS

(As Amended and Restated June 15, 2022)

ARTICLE I

Meetings of Stockholders

Section 1.    Place of Meetings. Meetings of stockholders may be held at such date, time and place, within or without the State of New Jersey, or, to the extent permitted by law, in part or solely by means of remote communication, as may be determined by the Board of Directors and stated in the notice of the meeting. The Board of Directors may postpone, cancel or reschedule any meeting of the stockholders, at any time for any reason.

Section 2.    Notice. Except as otherwise provided by New Jersey law, written notice of the time, place and purpose or purposes, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and entitled to vote at such meeting, of every meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at the meeting. Subject to New Jersey law, such notice shall be given personally or by mail or by electronic transmission.

Section 3.    Special Meetings.

A.    Special meetings of stockholders may be called for any purpose or purposes, unless otherwise provided by statute, by (i) the Board of Directors or (ii) the Secretary (as defined below) at the written request or requests (each, a “Special Meeting Request” and collectively, the “Special Meeting Requests”) from one or more stockholders owning in the aggregate one-fourth or more of the Corporation’s capital stock issued and outstanding and entitled to vote (the “Requisite Percentage”) and such stockholder(s) must each be stockholder(s) of record (each, a “Requesting Person” and collectively, the “Requesting Persons”) (x) on the date such stockholder(s) deliver timely notice to the Secretary as provided in Section 3.C(i) and (y) on the record date for the determination of stockholders entitled to vote at such special meeting. Business transacted at a special meeting of the stockholders shall be limited to the purposes set forth in the notice of the special meeting.

B. Requested Record Date.

(i)    Prior to the submission of one or more Special Meeting Requests requesting that the Corporation call a special meeting, a stockholder of record must first submit a request in proper written form that the Board of Directors determine and fix a record date (a “Requested Record Date”) for the purpose of determining stockholders entitled to submit a Special Meeting Request (such requesting stockholder, the “Record Date Requesting

Stockholder”), which request for a Requested Record Date shall be delivered to the Secretary at the principal executive offices of the Corporation. To be in proper written form, such request shall: (a) bear the signature and the date of signature by the Record Date Requesting Stockholder and set forth the name and address of such stockholder as they appear in the Corporation’s books; (b) include (1) a reasonably brief description of the purpose or purposes of the requested special meeting (the “Stockholder Requested Special Meeting”) and the business proposed to be conducted at the special meeting (the “Proposed Business”), the reasons for conducting the Proposed Business at the special meeting, and any material interest in the Proposed Business of each person expected to be a Requesting Person and (2) a reasonably detailed description of all agreements, arrangements and understandings (I) between or among any of the persons expected to be Requesting Persons or (II) between or among any person expected to be a Requesting Person and any other person or entity (including their names) in connection with the Stockholder Requested Special Meeting or the Proposed Business; and (c) as to each person expected to be a Requesting Person, include the information required to be provided regarding a Noticing Party and any Stockholder Associated Persons in a notice under Section 6.B(iii) of this Article I.

(ii)    Within ten (10) business days after the Secretary receives a request to determine and fix a Requested Record Date in compliance with Section 3.B(i), the Board of Directors shall adopt a resolution fixing a Requested Record Date for the purpose of determining the stockholders entitled to submit a Special Meeting Request, which date shall not precede the date upon which the resolution fixing the Requested Record Date is adopted by the Board of Directors. Notwithstanding anything in this Section 3 to the contrary, no Requested Record Date shall be fixed if the Board of Directors determines that the Special Meeting Request that is or would be submitted in connection with such Requested Record Date does not or would not comply with the requirements of this Section 3 or applicable law.

C. Special Meeting Request.

(i)    To be timely for purposes of this Section 3, a Special Meeting Request or Special Meeting Requests must be received by the Secretary at the principal executive offices of the Corporation not earlier than the Requested Record Date and not later than the sixtieth (60th) day following the Requested Record Date. To be in proper written form for purposes of this Section 3, the Special Meeting Request or Special Meeting Requests shall include: (a) the signature and the date of signature by the Record Date Requesting Stockholder (if a Requesting Person), (b) as to each Requesting Person other than a Solicited Stockholder (as defined below), the information required to be provided regarding a Noticing Party and any Stockholder Associated Persons in a notice under Section 6.B(iii) of this Article I, (c) as to each person whom the Requesting Person or Requesting Persons propose to nominate for election as a director, if any, the information required to be provided regarding Proposed Nominees and Stockholder Associated Persons in a notice under Section 6.B(i) and 6.B(iii) of this Article I, and (d) as to any other proposed item of business, the information required to be provided regarding “other business” in a notice under Section 6.B(ii) of this Article I. For purposes of this Section 3.C(i), “Solicited Stockholder” means any stockholder that has provided a request to call a special meeting in response to a solicitation made pursuant to, and in accordance with, Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (the “Proxy Rules”).

(ii)    In connection with a Special Meeting Request, the Requesting Person or Requesting Persons shall also comply with the procedures and requirements set forth in Section 6.F through I of this Article I with respect to such Special Meeting Request.

(iii)    The Corporation shall have the right to not accept and to consider ineffective any Special Meeting Request that (a) does not comply with this Section 3, (b) relates to an item of business to be transacted at the special meeting that is not a proper subject for stockholder action under applicable law, (c) includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Requested Record Date or (d) otherwise does not comply with applicable law.

(iv)    Within ten (10) days following the date on which the Secretary has received a valid Special Meeting Request or Special Meeting Requests in accordance with this Section 3 from stockholders holding the Requisite Percentage, the Board of Directors shall fix the record date, meeting date and time, and location for the Stockholder Requested Special Meeting; provided, however, that the date of any such Stockholder Requested Special Meeting shall not be more than one hundred and twenty (120) days after the date on which valid Special Meeting Request(s) from stockholders holding the Requisite Percentage are delivered to the Secretary (and are not revoked). Notwithstanding anything in these By-Laws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at any Stockholder Requested Special Meeting. The record date for the Stockholder Requested Special Meeting shall be fixed in accordance with Article VIII Section 2 of these By-Laws and applicable law, and the Board of Directors shall provide notice of the Stockholder Requested Special Meeting in accordance with Section 2 of this Article I.

D.    Revocation of Special Meeting Requests. A Requesting Person may revoke its Special Meeting Request by written revocation delivered to the Secretary at any time prior to the Stockholder Requested Special Meeting. If written revocation(s) of the Special Meeting Request have been delivered to the Secretary and the result is that stockholders holding less than the Requisite Percentage have delivered to the Secretary, and not revoked, Special Meeting Requests: (i) if the notice of meeting has not already been furnished to stockholders, the Secretary shall refrain from mailing the notice of the Stockholder Requested Special Meeting, and (ii) if the notice of meeting has already been furnished to stockholders, the Secretary shall revoke the notice of the meeting. If, subsequent to the revocation of the notice of meeting pursuant to clause (ii) of the preceding sentence (but in any event on or prior to the sixtieth (60th) day after the Requested Record Date), the Secretary has received Special Meeting Requests from stockholders holding the Requisite Percentage, then, at the Board of Directors’ option, either (x) the original record date, meeting date and time, and location for the Stockholder Requested Special Meeting set in accordance with Section 3.C of this Article I shall apply with respect to the Stockholder Requested Special Meeting or (y) the Board of Directors may disregard the record date, meeting date and time, and location for the Stockholder Requested Special Meeting from those originally set in accordance with Section 3.C of this Article I and, within ten (10) days following the date on which the Secretary has received the Special Meeting Requests from stockholders holding the Requisite Percentage, set a new record date, meeting date and time, and location for the Stockholder Requested Special Meeting (and in such case notice of the Stockholder Requested Special Meeting shall be given in accordance with Section 2 of this Article I).

E.    Other Provisions. Notwithstanding anything in these By-Laws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with this Section 3. If the Board of Directors determines that any request to fix a Requested Record Date or that one or more Special Meeting Requests was not properly made in accordance with this Section 3, or determines that the Record Date Requesting Stockholder or one or more Requesting Persons has not otherwise complied with this Section 3, then the Board of Directors shall not be required to fix such Requested Record Date or to call and hold the Stockholder Requested Special Meeting. In addition to the requirements of this Section 3, each Record Date Requesting Stockholder and each Requesting Person seeking a Requested Record Date or the calling of a Stockholder Requested Special Meeting shall comply with all requirements of applicable law in connection therewith. If none of the Requesting Persons, or a Qualified Representative (as defined below) thereof, who submitted the Special Meeting Request or Special Meeting Requests appears at the Stockholder Requested Special Meeting to present any of the Proposed Business, the chair of the meeting need not present such Proposed Business for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 4.    Quorum; Adjournment.

A.    Unless otherwise provided in the Corporation’s Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”) or in New Jersey law, (i) the holders of shares entitled to cast a majority of the votes at any meeting of stockholders shall constitute a quorum at such meeting except that the votes that holders of any class or series of shares are entitled to cast shall not be counted in the determination of a quorum for action to be taken at a meeting with respect to which such class or series has no vote, and (ii) the holders of shares of any class or series entitled to cast a majority of the votes of such class or series entitled to vote separately on a specified item of business shall constitute a quorum of such class or series for the transaction of such specified item of business.

B.    If a quorum is not present or represented at any meeting of stockholders, the chair of the meeting, or if so requested by the chair, the stockholders present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than the announcement at the meeting, until a quorum shall be present or represented. In addition, the chair of the meeting shall have the power to recess or adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present, including at the request of the Board of Directors if the Board of Directors determines that adjournment is necessary or appropriate to enable stockholders to fully consider information which the Board of Directors determines has not been made sufficiently or timely available to stockholders or is otherwise in the best interests of stockholders. If the time and place, or, if applicable, the time and means of remote communication, to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting, it shall not be necessary to give notice of the adjourned meeting unless after the adjournment the Board of Directors fixes a new record date for the adjourned meeting. In the event the Board of Directors fixes such a new record date, a notice of the adjourned meeting shall be given to each stockholder of record at the new record date entitled to notice under Section 2 of this Article I.

Section 5.    Inspector of Election and Written Consent.

A.    The Board of Directors may, in advance of any stockholders’ meeting or of the tabulation of written consents of stockholders without a meeting, appoint one or more inspectors to act at the meeting or any adjournment thereof or to tabulate such consents and make a written report thereof. If one or more inspectors are not so appointed by the Board of Directors or shall fail to qualify, the chair of the meeting may make such appointment. No candidate for election as director shall act as inspector. Such inspectors shall be sworn faithfully to execute their duties in accordance with New Jersey law.

B.    No action of stockholders by a consent in writing without a meeting shall be effective until such date as the appointed inspector or inspectors certify for the Corporation that the consents delivered to the Corporation in accordance with applicable law and these By-Laws represent at least the minimum number of votes that would be necessary to take such action. Nothing contained in this Section 5 shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the appointed inspector or inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

Section 6.    Notice of Stockholder Business and Nominations for Annual Meetings.

A.    Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board of Directors; (ii) if otherwise properly brought before such annual meeting by or at the direction of the Board of Directors; (iii) pursuant to Article IA of these By-Laws; or (iv) by any stockholder of the Corporation who (a) is a stockholder of record at the time of the giving of the notice provided for in this Section 6 through the time of such annual meeting, (b) is entitled to vote at such annual meeting and (c) complies with the notice procedures set forth in this Section 6 (the “Noticing Party”). For the avoidance of doubt, compliance with the foregoing clauses (iii) or (iv) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Exchange Act) at an annual meeting of stockholders.

B.    For nominations (other than nominations made under Article IA of these By-Laws) or other business to be properly brought before an annual meeting by the Noticing Party, the Noticing Party must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. The Noticing Party’s notice must set forth:

(i)	as to each person whom the Noticing Party proposes to nominate for election or reelection as a director (the “Proposed Nominee”):

(a)	the name, age, business address and residence address of such Proposed Nominee;

(b)	the principal occupation and employment of such Proposed Nominee;

(c)

a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request);

(d)

a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request) providing that such Proposed Nominee: (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (2) in accordance with Article II Section 2, is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service as a director of the Corporation (for the avoidance of doubt, not including agreements providing only for compensation, indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director nominee and pre-existing employment agreements with an employer); (3) has disclosed and will disclose to the Corporation any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with his or her candidacy as a director nominee; (4) will, in accordance with Article II Section 2, (x) obtain any necessary governmental or regulatory approvals prior to serving on the Board of Directors and (y) if elected as a director of the Corporation, be in compliance with all applicable federal and state laws, rules or regulations; (5) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation, these By-Laws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five (5) business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; and (6) intends to serve a full term as a director of the Corporation, if elected;

(e)

a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee or any of such Proposed

Nominee’s affiliates or associates (each as defined below), on the one hand, and any Noticing Party or any Stockholder Associated Person (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K (or successor rule) of the Securities and Exchange Commission (“Regulation S-K”) as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

(f)

a description of any agreement, arrangement or understanding with, or commitment or assurance given to, any person or entity as to how a Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question; and

(g)

all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act;

(ii)

as to any other business that the Noticing Party proposes to bring before the meeting: (a) a reasonably brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the text of the proposal or business (including the complete text of any resolutions proposed for consideration); and (c) all other information relating to such business that would be required to be disclosed in a proxy statement or other filing made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules; and

(iii)	as to such Noticing Party, each Proposed Nominee and each Stockholder Associated Person:

(a)	the name and address of such Noticing Party, each Proposed Nominee and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

(b)

the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially and/or of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and the date or dates such shares were acquired and the investment intent of such acquisition;

(c)

the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and any pledge by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person with respect to any of such securities;

(d)

a complete and accurate description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party, any Proposed Nominee or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation and without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D, 13F or 13G in accordance with the Exchange Act (any of the foregoing, a “Derivative Instrument”);

(e)

any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party, such Proposed Nominee or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(f)

a complete and accurate description of all agreements, arrangements or understandings, written or oral, (1) between or among such Noticing Party and any of the Stockholder Associated Persons or (2) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity) or any Proposed Nominee, including, without limitation, (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (z) any other agreements that would be required to be disclosed by such Noticing Party, any Proposed Nominee, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, such Proposed Nominee, such Stockholder Associated Person or such other person or entity);

(g)

any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(h)

any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such

Noticing Party, any Proposed Nominee or any Stockholder Associated Person is (1) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(i)	any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation held by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person;

(j)

any direct or indirect interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(k)

a description of any material interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee;

(l)

a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative Instruments, including, without limitation, any such interests held by members of such Noticing Party’s, any Proposed Nominee’s or any Stockholder Associated Person’s immediate family sharing the same household;

(m)	the investment strategy or objective, if any, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person who is not an individual;

(n)

all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, (regardless of whether such person or entity is actually required to file a Schedule 13D); and

(o)

all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing in connection with the solicitation of proxies in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules;

provided, however, that the disclosures in the foregoing subclauses (a) through (o) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner.

(iv)

a representation that such Noticing Party intends to appear in person or by proxy at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v)

a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any officer, director, affiliate or associate of the Corporation; and

(vi)

a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends to (a) deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to approve or adopt the business to be proposed or elect the Proposed Nominees, as applicable, (b) solicit proxies in support of director nominees other than the Corporation’s nominees (as defined below) in accordance with Rule 14a-19 under the Exchange Act or (c) engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation

C.    For any Noticing Party that, pursuant to the preceding Section 6.B(vi), has included a representation that any Noticing Party or any Stockholder Associated Person intends to, or is part of a group that intends to, solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, such Noticing Party’s notice must, in addition to the matters set forth in Section 6 above, also include a signed agreement (the form of which such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request) that the Corporation shall disregard any votes for director nominees other than the Corporation’s nominees on the Corporation’s proxy card if such Noticing Party or Stockholder Associated Person (x) notifies the Corporation that such Noticing Party or Stockholder Associated Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (y) fails to comply with Rules 14a-19(a)(2) and (3) under the Exchange Act. Upon request by the Corporation, if any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party or Stockholder Associated Person shall deliver to the Secretary, no later than five (5) business days prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a- 19(a)(3) under the Exchange Act have been satisfied.

D.    In addition to the information required above, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that would be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board of Directors, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation. In addition, the Board of Directors may require any Proposed Nominee to submit to interviews with the Board of Directors or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within no less than ten (10) days following the date of such request.

E.    To be timely for purposes of Section 6.A(iv) and Section 6.B, a Noticing Party’s notice under this Section 6 must be received by the Secretary at the principal executive offices of the Corporation no later than the close of business on the one hundred twentieth (120th) day prior, and no earlier than the one hundred fiftieth (150th) day prior, to the anniversary date of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no annual meeting was held in the preceding year, notice by the Noticing Party, to be timely, must be so received no earlier than the one hundred twentieth (120th) day prior to such annual meeting and no later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting and (ii) the tenth (10th) day following the day on which public announcement of the date of the meeting is first made by the Corporation. In no event shall any adjournment, recess, postponement or rescheduling of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice under this Section 6.

F.    Notwithstanding the foregoing provisions of this Section 6, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 6. Nothing in this Section 6 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (ii) stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (iii) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

G.    A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this Section 6, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (i) as of the record date for determining the stockholders entitled to receive notice of the meeting and (ii) as of the date that is ten (10) business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall be received by the Secretary at the principal executive offices of the Corporation (x) not later than the close of business five (5) business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (i)) and (y) not later than the close of business seven (7) business days prior to the date of the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (ii)). For the avoidance of doubt, any information provided pursuant to this Section 6.G shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 6 and shall not extend the time period for the delivery of notice pursuant to this Section 6. If a Noticing Party fails to provide such written update where necessary within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 6.

H.    If any information submitted pursuant to this Section 6 by any Noticing Party proposing individuals to nominate for election or reelection as a director or business for consideration at a stockholder meeting shall be inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with this Section 6. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this Section 6 (including if any Noticing Party or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 6.B(vi)(b) of this Article I) within two (2) business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary on behalf of the Board of Directors (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven (7) business days after delivery of such request (or such other period as may be specified in such request), (i) written verification, reasonably satisfactory to the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 6 and (ii) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 6 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 6.

I.    If (i) any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) such Noticing Party or Stockholder Associated Person subsequently either (a) notifies the Corporation that such Noticing Party or Stockholder Associated Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (b) fails to comply with the requirements of Rules 14a-19(a)(2) and (3) under the Exchange Act, then the Corporation shall disregard any proxies for any proposed nominees on the Corporation’s proxy card other than the Corporation’s nominees, notwithstanding that proxies in favor thereof may have been received by the Corporation. Upon request by the Corporation, if any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party or Stockholder Associated Person shall deliver to the Secretary, no later than five (5) business days prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

J.    For purposes of Section 3, Section 6 and Section 8 of this Article I to the extent such terms appear in such Sections, (i) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (ii) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (iii) “close of business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day; (iv) “Corporation’s nominee(s)” shall mean any person(s) nominated by or at the direction of the Board of Directors; (v) “public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder; (vi) a “Qualified Representative” of a Noticing Party or a Requesting Person means (1) a duly authorized officer, manager or partner of such Noticing Party or Requesting Person or (2) a person authorized by a writing executed by such Noticing Party or Requesting Person (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party or Requesting Person to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party or Requesting Person, as applicable, as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; and (vii) “Stockholder Associated Person” shall mean, with respect to a Noticing Party, (1) any person directly or indirectly controlling, controlled by, under common control with such Noticing Party, (2) any member of the immediate family of such Noticing Party sharing the same household, (3) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision)) with, or is otherwise known by such Noticing Party or other Stockholder Associated Person to be acting in concert with, such Noticing Party or any other Stockholder Associated Person with respect to the stock of the Corporation, (4) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or any other Stockholder Associated Person (other than a stockholder that is a depositary), (5) any affiliate or associate of such Noticing Party or any other Stockholder Associated Person, (6) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or any other Stockholder Associated Person with respect to any proposed business or nominations, as applicable, and (7) any Proposed Nominee.

Section 7.    Organization and Conduct of Meetings. The Chair of the Board, or another director or officer if designated by the Board of Directors, shall preside at all meetings of the stockholders as “chair of the meeting.” At each meeting of stockholders, the chair of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. The chair of the meeting shall have the power to determine and declare to the meeting whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the provisions of these By-Laws and to declare that a defective nomination or business proposal shall be disregarded, unless otherwise provided by any applicable law. The Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the chair of the meeting may establish rules, which need not be in writing, to maintain order and safety and for the conduct of the meeting. Without limiting the foregoing, the chair of the meeting may: (A) determine and declare to the meeting that any nomination or other business is not properly before the meeting and therefore shall not be considered; (B) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chair of the meeting; (C) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting; (D) limit the time allotted to questions or comments by participants; (E) remove any stockholder or any other individual who refuses to comply with meeting rules, regulations or procedures; (F) make rules, regulations and procedures for compliance with any federal, state or local laws or regulations including those concerning safety, health or security or as otherwise deemed appropriate; (G) recess or adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; (H) make rules governing speeches and debate, including time limits and access to microphones; and (I) subject to New Jersey law, make any rules, regulations or procedures as the chair of the meeting may deem appropriate for the conduct of the meeting.

Section 8.    Action by Stockholders Without a Meeting.

A.    Any action required or permitted to be taken by the stockholders of the Corporation at a duly called annual or special meeting of such stockholders may be effected by a consent in writing by stockholders, subject to this Section 8.

B.    Subject to Section 8.D of this Article I, any stockholder or stockholders seeking to have the stockholders authorize or take corporate action by consent (a “Stockholder Requested Consent Solicitation”) and to commence a solicitation of written consents from stockholders for such purpose shall, by written notice to the Secretary at the principal executive offices of the Corporation, first request that the Board of Directors determine and fix a Consent Record Date (as defined below) for such purpose (such request, the “Consent Record Date Request”).

C.    In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting pursuant to the Stockholder Requested Consent Solicitation, the Board of Directors may determine and fix a record date (the “Consent Record Date”) by resolution (the “Consent Record Date Resolution”), which date, if so fixed by the Board of Directors, shall not be more than sixty (60) days before the date fixed for tabulation of the consents (in the case of consents to be solicited pursuant to N.J.S.A. § 14A:11-1) or, if no date has been fixed for tabulation, more than sixty (60) days before the last day on which consents received may be counted, provided that such Consent Record Date Resolution, if any, shall be adopted by the Board of Directors by the later of ten (10) days after the date on which such a Consent Record Date Request is received and five (5) days after the receipt of additional information requested by the Corporation to determine the validity of any such request or whether the action to which such request relates is an action that may be taken by consent of stockholders without a meeting under applicable law.

D.    To be valid and in proper form, a Consent Record Date Request shall be signed and dated by the Consent Requesting Person (as defined below) and shall set forth: (i) as to each Consent Requesting Person, the information required to be provided regarding a Noticing Party and any Stockholder Associated Persons in a notice under Section 6.B(iii) of this Article I; (ii) as to each person whom the Consent Requesting Person proposes to nominate for election as a director, if any, the relevant information required to be provided regarding Proposed Nominees and Stockholder Associated Persons in a notice under Section 6.B(i) and 6.B(iii) of this Article I; (iii) as to any item of business proposed to be the subject of the Stockholder Requested Consent Solicitation, the information required to be provided regarding “other business” in a notice under Section 6.B(ii) of this Article I; and (iv) a statement that the Consent Requesting Person intends to solicit consents in accordance with Regulation 14A of the Exchange Act; provided, however, that if the Consent Requesting Person is not the beneficial owner of shares of the Corporation, then to be valid, the Consent Record Date Request must also include documentary evidence that the beneficial owner(s) on whose behalf the request is made beneficially own stock of the Corporation as of the date on which such request is delivered to the Secretary. Notwithstanding anything to the contrary contained in Section 8.A-D of this Article I, upon receipt of a Consent Record Date Request, the Board of Directors may require the Consent Requesting Person to furnish such additional information as may be requested to determine the validity of the request required by this Section 8 and to determine whether such request relates to an action that may be effected by consent of stockholders without a meeting under applicable law and any other information that could be material to the stockholders. A “Consent Requesting Person” shall mean (i) the stockholder or stockholders of record making the Consent Record Date Request, (ii) the beneficial owner or beneficial owners, if different from the stockholder of record, on whose behalf such request is made and (iii) any affiliate of such stockholder of record or beneficial owner(s).

E.    The Corporation shall have the right to not accept and to consider ineffective any Consent Record Date Request that (i) is not valid or in proper form or does not comply with this Section 8, (ii) relates to an action proposed to be taken by consent of stockholders without a meeting that is not a proper subject for stockholder action under applicable law, or (iii) otherwise does not comply with applicable law. Notwithstanding anything in these By-Laws to the contrary, if the Board of Directors determines that any request to fix a Consent Record Date was not valid or otherwise properly made in accordance with this Section 8, or determines that the Consent Requesting Person has not otherwise complied with this Section 8, then the Board of Directors shall not be required to fix such Consent Record Date.

F.    If (i) the Consent Record Date Request has been determined by the Board of Directors to be valid and to relate to an action that may be effected by consent in accordance with applicable law or (ii) no such determination shall have been made within the time set forth in the proviso to Section 8.C of this Article I, and in either event no Consent Record Date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by applicable law, the Consent Record Date shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation.

G.    Any Consent Requesting Person may revoke its Consent Record Date Request, and any stockholder may revoke its related request with respect to its shares, at any time by written revocation delivered to the Secretary. In addition to the requirements of this Section 8, all actions by written consent in lieu of a meeting and related stockholder solicitations shall comply with all requirements of applicable law, including all requirements of the Exchange Act. Notwithstanding anything to the contrary set forth above, none of the provisions in this Section 8 shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors, and the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

ARTICLE IA

Inclusion of Stockholder Director Nominations in the Corporation’s Proxy Materials

Section 1.    Subject to the terms and conditions set forth in these By-Laws, the Corporation shall include in its proxy materials for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of stockholders that satisfy the requirements of this Article IA, including qualifying as an Eligible Stockholder (as defined in Article IA Section 5 below) and that expressly elects at the time of providing the written notice required by this Article IA (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Article IA. For the purposes of this Article IA:

A.    “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors;

B.    “Constituent Holder” shall mean any stockholder, collective investment fund included within a Qualifying Fund (as defined in Article IA Section 5 below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in Article IA Section 5 below) or qualifying as an Eligible Stockholder (as defined in Article IA Section 5 below);

C.    “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; and

D.    a stockholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or Constituent Holder’s (or either’s affiliates) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than ten percent (10%) of the proportionate value of such index. A stockholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in all such cases is revocable at any time by the stockholder, so long as the stockholder has recalled such shares or revoked such voting power, as applicable, as of the date of the Proxy Access Notice and holds such shares and does not delegate any voting power of such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

Section 2.    For purposes of this Article IA, the “Required Information” that the Corporation will include in its proxy statement is (1) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Stockholder so elects, a Statement (as defined in Section 7 below). The Corporation shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these By-Laws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.

Section 3.    To be timely, a stockholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation within the time periods applicable to stockholder notices of nominations pursuant to Article I Section 6.E of these By-Laws. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.

Section 4.    The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Article IA but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall be the largest whole number that does not exceed twenty percent (20%) of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Article IA (the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

A.    the number of such director candidates for which the Corporation shall have received one or more valid stockholder notices nominating director candidates pursuant to Article I Section 6.B of these By-Laws;

B.    the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation), other than any such director referred to in this clause B who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) terms; and

C.    the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this Article IA, other than any such director referred to in this clause C who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) terms; provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Article IA exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one (1) Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

Section 5.    An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Article IA, and as of the record date for determining stockholders eligible to vote at the annual meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20). Two or more collective investment funds that are (1) part of the same family of funds or sponsored by the same employer or (2) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this Section 5, provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Article IA. No shares may be attributed to more than one group constituting an Eligible Stockholder under this Article IA (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this Section 5, for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

Section 6.    No later than the final date when a nomination pursuant to this Article IA may be delivered to the Corporation, an Eligible Stockholder (including each Constituent Holder) must provide the following information in writing to the Secretary:

A.    with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by, such person;

B.    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

(i)

within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and;

(ii)

immediate notice if the Eligible Stockholder (including any Constituent Holder) ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;

C.    any information relating to such Eligible Stockholder (including any Constituent Holder) and their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Stockholder’s Stockholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Stockholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

D.    as to such Stockholder Nominee(s), the information required to be set forth regarding Proposed Nominees in a notice under Article I Section 6.B(i) and 6.B(iii) of these By-Laws;

E.    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Stockholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Stockholder’s Stockholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Eligible Stockholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant;

F. a representation that such person:

(i)	acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(ii)	has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Article IA;

(iii)

has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(iv)	will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(v)

will provide facts, statements and other information in all communications with the Corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Article IA.

G.    in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

H.    an undertaking that such person agrees to:

(i)

assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder (including such person) provided to the Corporation; and;

(ii)

file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the annual meeting at which the Stockholder Nominee will be nominated.

In addition, no later than the final date when a nomination pursuant to this Article IA may be delivered to the Corporation, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition thereof. In order to be considered timely, any information required by this Article IA to be provided to the Corporation must be supplemented (by delivery to the Secretary) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any defect.

Section 7.    The Eligible Stockholder may provide to the Secretary, at the time the information required by this Article IA is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Article IA, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

Section 8.    No later than the final date when a nomination pursuant to this Article IA may be delivered to the Corporation, each Stockholder Nominee must:

A.    provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a stockholder), that such Stockholder Nominee:

(i)

consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the Corporation if elected;

(ii)

agrees, if elected, to adhere to these By-Laws, the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics and any other publicly available Corporation policies and guidelines applicable to directors; and;

(iii)	is and will continue to be qualified for election as a director pursuant to Article II Section 2 of these By-Laws;

B.    complete, sign and submit all questionnaires, representations and agreements required by these By-Laws or of the Corporation’s directors generally; and

C.    provide such additional information as necessary to permit the Board of Directors to determine if such Stockholder Nominee:

(i)

is independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors;

(ii)	has any direct or indirect relationship with the Corporation;

(iii)

would, by serving on the Board of Directors, violate or cause the Corporation to be in violation of these By-Laws, the Corporation’s Corporate Governance Guidelines, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed or any applicable law, rule or regulation;

(iv)	is qualified for election as a director pursuant to Article II Section 2 of these By-Laws; and

(v)	is or has been subject to any event specified in Item 401(f) of Regulation S-K.

In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder (including Constituent Holders) or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any such defect.

Section 9.    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at that annual meeting (other than by reason of such Stockholder Nominee’s disability or other health reason), will be ineligible to be a Stockholder Nominee pursuant to this Article IA for the next two annual meetings. Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Article IA or any other provision of these By-Laws, the Certificate of Incorporation or other applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders.

Section 10.    The Corporation shall not be required to include, pursuant to this Article IA, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

A.    who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;

B.    whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Corporation’s Corporate Governance Guidelines, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation;

C. who is not qualified for election as a director pursuant to Article II Section 2 of these By- Laws;

D.    if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Article IA or any agreement, representation or undertaking required by this Article IA; or

E.    if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.

For the purposes of this Article IA Section 10, clauses A, B and C and, to the extent related to a breach or failure by the Stockholder Nominee, clause D will result in the exclusion from the proxy materials pursuant to this Article IA of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to be nominated; provided, however, that clause E and, to the extent related to a breach or failure by an Eligible Stockholder (or any Constituent Holder), clause D will result in the Voting Stock owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Article IA of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to be nominated).

ARTICLE II

Board of Directors

Section 1.    Number; Newly Created Directorships; Vacancies. The Board of Directors shall consist of an exact number of directors, not less than seven (7) nor more than eleven (11), and shall have sole power to determine such number of directors from time to time by a resolution adopted by the affirmative vote of a majority of the entire Board of Directors (exclusive of directors, if any, to be elected by the holders of shares of preferred stock, voting separately from the common stock of the Corporation as provided in any amendment to the Certificate of Incorporation creating any series of preferred stock). Subject to the rights of the holders of any preferred stock, the Board of Directors shall have sole power to fill any newly-created directorship resulting from an increase in the number of directors and any vacancy on the Board of Directors occurring for any reason by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 2.    Qualification. In order to qualify, election of any nominee or service by any individual as a director of the Corporation must be in compliance with all applicable federal or state laws, rules or regulations, and any nominee or director must obtain any necessary governmental or regulatory approvals prior to or as a condition of serving or continuing to serve on the Board of Directors. If it is determined by any governmental or regulatory body that any individual seeking to serve or serving as a director did not obtain any required governmental or regulatory approval prior to becoming a director, or that such individual’s election or service as a director otherwise would violate or violated any law, rule or regulation, such individual shall not be qualified to serve as a director and, if such determination is made after the election of such person, such person automatically shall be disqualified from further service as a director of the Corporation. The Board of Directors shall provide the applicable nominee or director with reasonable notice and an opportunity to be heard on the question of whether any such determination has been made by any governmental or regulatory body before making any such finding of disqualification. Also, no person shall qualify for service as a director of the Corporation if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with service as a director of the Corporation; provided that agreements providing only for compensation, indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director (but not, for the avoidance of doubt, in connection with service as a director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Corporation or such employee’s candidacy as a director), shall not be disqualifying under this section.

Section 3.    Duties and Powers. Subject to the provisions of the statutes of the State of New Jersey, the Certificate of Incorporation, and the By-Laws of the Corporation, the Board of Directors shall have full and complete management and control of the business and affairs of the Corporation.

Section 4.    Place of Meetings. The Board of Directors may hold its meetings or any adjournment thereof either in the State of New Jersey or elsewhere and keep the books of the Corporation at such places within or without the State of New Jersey as the Board of Directors may from time to time determine.

Section 5.    Meetings. Meetings of the Board of Directors may be called by the Chair of the Board, the Lead Independent Director (if there be one), the Chief Executive Officer, the President, or any three (3) of the directors for the time being in office and shall be held at such place, on such date and at such time as he, she or it shall specify. The Chair of the Board, or, in the Chair of the Board’s absence, another director designated by the Board, shall preside at all meetings of the Board of Directors.

Section 6.    Notice. Notice of any special meetings of the Board of Directors shall be given to each director by e-mailing, faxing, telephoning, using other means of electronic transmission or personally delivering the same to him or her at least one (1) day before the meeting, if there is no reason to believe it was not received, or by mailing the same to him or her at least five (5) days before the meeting, in all cases to the director’s last known address or addresses as the same appears upon the records of the Corporation. In the case of a special meeting called where exigent circumstances are deemed by the person or persons calling the meeting to exist, notice of such meeting may be given by e-mail, fax, telephone, other means of electronic transmission or personal delivery less than 24 hours before such meeting. All such notices shall be effective when sent, including the leaving of a message recorded at, or spoken to any individual answering, the director’s designated telephone number(s). The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in any notice of such meeting, except that of which the statutes of the State of New Jersey expressly require special notice shall be given.

Section 7.    Quorum; Voting.

A.    A majority of the directors in office shall constitute a quorum for the transaction of any business which may properly come before them. If a majority of said directors shall not be present at any meeting, the directors present shall have power to adjourn to a subsequent hour or day certain, and notice of the adjourned meeting shall be given by mailing the same addressed to each director at his or her address as the same appears upon the records of the Corporation, at least two (2) days prior to the adjourned meeting, or by e-mailing, faxing, telephoning, using other means of electronic transmission or personally delivering the same to him or her at least one (1) day (or less, in accordance with Section 6 of this Article II) before said adjourned meeting. But, if a majority of said directors are present, the said meeting, or any adjourned meeting thereof, may be adjourned to a subsequent hour or day; notice of an adjourned meeting need not be given to said directors if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten (10) days in any one adjournment.

B.    Unless a greater vote is required by applicable law or by the Certificate of Incorporation or these By-Laws, any action approved by a majority of the votes of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

C.    Anything in these By-laws to the contrary notwithstanding, any action taken by the Board of Directors pursuant to the terms of any Rights Plan (as defined below) of the Corporation shall, unless otherwise provided by the terms of the Rights Plan, be approved by the affirmative vote of three-fourths (3/4ths) of the entire Board of Directors. For purposes of these By-laws, the term “Rights Plan” shall mean any plan pursuant to which stockholders of the Corporation are, upon the occurrence of certain specified events (including, but not limited to, the acquisition by any person of a specified number of shares of capital stock of the Corporation), entitled to purchase shares of capital stock or other securities of either the Corporation or the acquiring person at a discounted price.

Section 8.    Indemnification.

A.    The Corporation shall indemnify any person who is or was a director or officer of the Corporation, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey as now or hereafter in effect, including, without limitation, the indemnification permitted by N.J.S.A. § 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by such person in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (“Proceeding”) in which such person may be made, or threatened to be made, a party, or in which such person may become involved by reason of such person being or having been a director or officer of the Corporation or any subsidiary of the Corporation, or of serving or having served at the request of the Corporation or a subsidiary of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit.

B.    The right to indemnification conferred by this Article II Section 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any Proceeding in advance of its final disposition, and the Corporation shall, to the fullest extent permitted by law, promptly advance expenses

(including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by any such current or former director or officer of the Corporation, subject to the receipt by the Corporation of an undertaking of such person as required by law.

C.    Nothing in this Article II Section 8 shall restrict or limit the power of the Corporation to indemnify its employees, agents and other persons, to advance expenses (including attorneys’ fees) on their behalf and to purchase and maintain insurance on behalf of any corporate agent, including any person who is or was a director, officer, employee or agent of the Corporation, in connection with any Proceeding.

D.    The indemnification provided by this Article II Section 8 shall not exclude any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or otherwise. The indemnification provided by this Article II Section 8 shall continue as to a person who has ceased to be a director or officer, and shall extend to the estate or personal or legal representative of any deceased director or officer.

E.    Any repeal or modification of this Article II Section 8 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing prior to such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 9.    Conflicts of Interest. No contract or other transaction between the Corporation or a subsidiary of the Corporation and one or more of its directors, or between the Corporation and any other entity in which one or more of the Corporation’s directors are directors or are otherwise interested, shall be void or voidable solely by reason of such common directorship or interest, or solely because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes or approves the contract or transaction, or solely because his, her or their votes are counted for such purpose, if the Corporation has complied with the provisions of any then-applicable New Jersey statute(s) necessary or sufficient to make the transaction not void or voidable, including, as of June 2022, N.J.S.A. § 14A:6-8(1).

Section 10.    Action Without a Meeting. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors, or a committee thereof, may be taken without a meeting if, before or after the action, all members of the Board of Directors (or a committee, if consistent with the rules and regulations for its governance) consent thereto in writing (including by electronic transmission) and the written consents are filed with the minutes of the proceedings of the Board or committee. Such consent shall have the same effect as a unanimous vote of the Board or committee for all purposes.

ARTICLE III

Officers

Section 1.    Appointment. The Board of Directors shall choose a Chair of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and a Controller, who shall hold their respective offices for the terms for which they are respectively chosen and until their respective successors are chosen and qualify in their stead, subject to earlier removal or resignation. Any two or more offices may be held by the same person. Except for the Chair of the Board, the officers of the Corporation need not be members of the Board of Directors. In its discretion, the Board of Directors may leave unfilled for such period as it may determine, any office except the offices of the President, Treasurer and Secretary.

Section 2.    Chair of the Board. The Chair of the Board shall preside at all meetings of the Board of Directors when present. He or she shall also perform such other duties as the Board of Directors shall designate from time to time.

Section 3.    Chief Executive Officer. The Chief Executive Officer shall, during the recess of the Board of Directors, have general control and management of the affairs and business of the Corporation. In the absence of the Chair of the Board, or in the event that there is a vacancy in the office of the Chair of the Board, the Chief Executive Officer shall perform all the duties of the Chair of the Board as well as those of Chief Executive Officer, unless the Board of Directors shall determine otherwise.

Section 4.    President. In addition to the duties and responsibilities specified in the laws of the State of New Jersey and these By-Laws, the President shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 5.    Vice President. Each Vice President shall perform such duties as shall from time to time be assigned to him or her by the Board of Directors, the Chair of the Board, or the President.

Section 6.    Secretary. The Secretary of the Corporation (the “Secretary”), in addition to his or her statutory duties, shall give proper notice of all meetings of the stockholders and of the Board of Directors. He or she shall act as secretary of all meetings of the stockholders and shall perform such other duties as shall from time to time be assigned to him or her by the Board of Directors or President.

Section 7.    Treasurer. The Treasurer, in addition to his or her statutory duties, shall keep full and accurate accounts of receipts and disbursements of the funds belonging to the Corporation, and shall cause to be deposited all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may from time to time be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors whenever they may require it, account of all his or her transactions as Treasurer, and of the financial condition of the Corporation. He or she shall perform such other duties as shall be assigned to him or her by the Board or President, and shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors may from time to time require.

Section 8.    Controller. The Controller shall see that adequate records of all assets, liabilities and transactions of the Corporation are maintained; that adequate audits thereof, are currently and regularly made, and in conjunction with other officers, initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with maximum efficiency, safety and economy. He or she shall also perform all such other duties as usually pertain to the office of Controller. He or she shall be in all matters subject to the control of and responsible to the Board of Directors alone.

Section 9.    Other Officers. The Board of Directors may from time to time appoint such other officers and agents as they may deem necessary or advisable for the transaction of the business of the Corporation, who shall hold their offices during the pleasure of the Board of Directors and perform such duties as may from time to time be designated or assigned to them by said Board of Directors.

Section 10.    Vacancies. If the office of the Chair of the Board, the Chief Executive Officer, the President, Vice President, Secretary, Treasurer, or Controller or one or more of them becomes vacant for any reason whatsoever, the Board of Directors at any duly convened meeting may, by a majority vote of those present, fill such vacancy and the person elected shall hold office for the unexpired term of such office and until his or her successor shall be chosen.

Section 11.    Removal; Absence. All officers and agents chosen or appointed by the Board of Directors shall be subject to removal by the Board of Directors at any time with or without cause, and in the case of the absence of any officer or agent of the Corporation, or for any other reason that may seem sufficient to the Board of Directors, the said Board of Directors subject to the limitations herein contained and the statutes in such case made and provided, may, without removal, delegate his or her powers and duties to any other officer or suitable person for such period as it shall deem proper.

Section 12.    Bonds and Debentures. All duly authorized bonds and debentures of the Corporation shall be signed on behalf of the Corporation by its Chair of the Board or its President, or one of its Vice Presidents or, if so provided by resolution of the Board of Directors, by one or more of such officers and such other officer or officers designated by the Board of Directors; any or all such signatures may be manual or facsimile signatures, the signature on interest coupons attached to any said bonds or debentures shall be a facsimile signature; and the corporate seal or a facsimile of such seal may be impressed, affixed, imprinted or otherwise reproduced on said bonds and debentures and, if attested, shall be attested by the Secretary or Assistant Secretary by manual or facsimile signature. In case any person whose signature (manual or facsimile) appears upon any said bond or debenture or coupons attached thereto shall cease to be an officer of the Corporation, or shall cease to be the officer specified thereon, before the bonds or debentures so signed shall have been authenticated by the trustee under the indenture or other instrument pursuant to which the bonds or debentures are delivered or sold, such bonds or debentures or coupons may nevertheless be adopted by the Corporation, without further action by the Board of Directors, and authenticated and delivered and sold as though the person or persons who so signed or attested such bonds or debentures or coupons had not ceased to be an officer of the Corporation or the officer specified thereof; and any bonds or debentures may be signed as aforesaid; and the seal of the Corporation impressed, affixed, imprinted or otherwise reproduced thereon may be attested on behalf of the Corporation as aforesaid, and coupons attached may be signed as aforesaid by such persons as at the actual date of the execution of the bonds or debentures or coupons shall be the proper officers of the Corporations, although at the time of the date of the bonds or debentures, such persons may not have been officers of the Corporation.

ARTICLE IV

Committees and Delegation of Powers

The directors, by resolution adopted by a majority of the entire Board of Directors, may appoint an executive committee and one or more other committees of one or more members to be chosen from among the members of the Board of Directors. Except as otherwise provided by resolution of the Board of Directors, and subject to limitations in statute (as of June 2022, N.J.S.A. § 14A:6-9(1)), (i) the executive committee shall have and may exercise all the authority of the Board of Directors, and (ii) each other committee shall have and may exercise the authority set forth in its charter, if any, and the authority set forth in any resolution adopted by the Board of Directors. Subject to applicable law, actions taken at a meeting of any such committee shall be reported to the Board of Directors at its next meeting following such committee meeting.

ARTICLE V

Transfer of Shares

Section 1.    Except as otherwise provided by statute, shares evidenced by certificates shall be transferred on the books of the Corporation only by the holder thereof in person or by his or her attorney upon the surrender and cancellation of the certificate or certificates of a like number of shares, except in the case of lost or destroyed certificates, and in that case only after the receipt of a satisfactory bond.

Section 2.    The Board of Directors may appoint a transfer agent and a registrar of transfers, and may, in the case of shares represented by certificates, require all stock certificates to bear the signature of either or both.

ARTICLE VI

Fiscal Year

The fiscal year of the Corporation shall begin on the 1st day of October in each calendar year and end on the 30th day of September of the next succeeding year.

ARTICLE VII

Dividends and Working Capital

Section 1.    Before declaring any dividends or making any distribution of profits, the directors may set apart out of the net profits or out of the surplus of the Corporation as a reserve fund to be used as working capital or for any other proper purpose, such sum or sums as the directors shall in their discretion deem just and proper and most for the benefit of the Corporation.

Section 2.    Dividends upon the capital stock of the Corporation when declared shall be payable on dates to be determined by the Board of Directors.

ARTICLE VIII

Closing of Transfer Books and Fixing A Record Date

Section 1.    The Board of Directors may close the stock transfer books of the Corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect.

Section 2.    In lieu of so closing the stock transfer books, the Board of Directors may fix, in advance, a date, not exceeding sixty (60) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of capital stock, and in such case only stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or allotment of rights or exercise of such rights, as the case may be, and notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

ARTICLE IX

Waiver of Notice

Any notice required to be given by these By-Laws may be waived by the person entitled thereto.

ARTICLE X

Seal

The common corporate seal is and until otherwise ordered by the Board of Directors shall be an impression upon paper or wax bearing the words - “NATIONAL FUEL GAS COMPANY, NEW JERSEY, INCORPORATED 1902”.

ARTICLE XI

Amendment of By-Laws

Except as otherwise provided by statute, the Board of Directors shall have power to make, alter or repeal the By-Laws of the Corporation by a vote of a majority of all the directors at any duly convened meeting of the Board of Directors, but any By-Laws so made or otherwise promulgated may be altered or repealed and new By-Laws made by the stockholders at any duly convened meeting thereof.